Exhibit (12)(a)

Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

March 10, 2023

Board of Directors, Bridgeway Funds, Inc.

20 Greenway Plaza, Suite 450

Houston, Texas 77046

Board of Trustees, EA Series Trust

19 East Eagle Road

Havertown, Pennsylvania 19083

Re:	Agreement and Plan of Reorganization (“Agreement”) adopted as of August 25, 2022, by and among: (i) Bridgeway Funds, Inc. (the “Target Entity”), on behalf of its series the Omni Tax-Managed Small Cap Value Fund (the “Target Fund”); and (ii) EA Series Trust (the “Acquiring Entity”), on behalf of its series the Omni Tax-Managed Small Cap Value ETF (the “Acquiring Fund”)

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the Reorganization of the Target Fund, pursuant to which: (i) the Acquiring Fund will acquire the Assets of the Target Fund in exchange for shares of the Acquiring Fund of equal value to the Net Assets of the Target Fund and the assumption of the Liabilities, and (ii) the Target Fund will distribute such shares of the Acquiring Fund to shareholders of the Target Fund, in connection with the liquidation of the Target Fund, all upon the terms and conditions hereinafter set forth in this Agreement (such transaction, the “Reorganization”). Following its liquidation, the Target Fund will be dissolved. The Acquiring Fund is, and will be immediately prior to Closing, a shell series, without assets (other than seed capital, which shall be paid out in redemption of the Initial Shares prior to the Reorganization,) or liabilities, created for the purpose of acquiring the Assets and assuming the Liabilities of the Target Fund. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Philadelphia, PA ● Malvern, PA ● Cherry Hill, NJ ● Wilmington, DE ● Washington, DC ● New York, NY ● Chicago, IL

A Pennsylvania Limited Liability Partnership

Board of Directors, Bridgeway Funds, Inc.

Board of Trustees, EA Series Trust

March 10, 2023

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, adopted as of as of August 25, 2022; (b) the Proxy Statement/Prospectus provided to shareholders of the Target Fund dated December 21, 2022; (c) certain representations concerning the Reorganization made to us by the Acquiring Entity, on behalf of the Acquiring Fund, and the Target Entity, on behalf of the Target Fund, in letters dated March 10, 2023 (the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that the Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the States of Delaware and Maryland, the terms of the Agreement and the statements in the Representation Letters for the Target Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:

1. The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Target Fund and the Acquiring Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2. No gain or loss will be recognized by the Target Fund upon the transfer of all the Assets of the Target Fund to the Acquiring Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the Liabilities of the Target Fund, or upon the distribution of the shares of the Acquiring Fund to the Target Fund Shareholders, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code;

3. The tax basis in the hands of the Acquiring Fund of each Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer;

4. The holding period in the hands of the Acquiring Fund of each Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization, other than Assets with respect to which gain or loss is required to be recognized, will include the Target Fund’s holding period for such Asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset);

Board of Directors, Bridgeway Funds, Inc.

Board of Trustees, EA Series Trust

March 10, 2023

5. No gain or loss will be recognized by the Acquiring Fund upon its receipt of all the Assets of the Target Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the Liabilities of the Target Fund as part of the Reorganization;

6. No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their shares of the Target Fund for shares of the Acquiring Fund as part of the Reorganization (except with respect to cash received by Target Fund Shareholders in redemption of fractional shares prior to the Reorganization);

7. The aggregate tax basis of the shares of the Acquiring Fund each Target Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the shares of the Target Fund exchanged therefor;

8. Each Target Fund Shareholder’s holding period for the shares of the Acquiring Fund received in the Reorganization will include the Target Fund Shareholder’s holding period for the shares of the Target Fund exchanged therefor, provided that the Target Fund Shareholder held such shares of the Target Fund as capital assets on the date of the exchange; and

9. The taxable year of the Target Fund will not be required to end solely as a result of the Reorganization.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholders with respect to any asset as to which any gain or loss is required to be recognized for federal income tax purposes regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Acquiring Entity, on behalf of the Acquiring Fund, and the Target Entity, on behalf of the Target Fund, of the undertakings in the Agreement and the Representation Letters. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

Board of Directors, Bridgeway Funds, Inc.

Board of Trustees, EA Series Trust

March 10, 2023

We hereby consent to the use of this opinion as an exhibit to the registration statement of each Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

Stradley Ronon Stevens & Young, LLP